Exhibit 99.l   NEWS RELEASE

As previously announced, TDS will hold a teleconference Feb. 25, 2015 at 9:30 a.m. CST. Interested parties may listen to the call live via the Events & Presentations page of investors.tdsinc.com.

FOR IMMEDIATE RELEASE

TDS reports fourth quarter 2014 results

Provides 2015 guidance

CHICAGO, (Feb. 25, 2015) — Telephone and Data Systems, Inc. (NYSE:TDS) reported total operating revenues of $1,297.1 million for the fourth quarter of 2014, versus $1,183.5 million for the comparable period one year ago. Net loss attributable to TDS shareholders and related diluted loss per share were $16.6 million and $0.15 respectively, for the fourth quarter of 2014, compared to $6.1 million and $0.06, respectively, in the comparable period one year ago.

“I am very pleased with the progress that both businesses achieved in 2014,”  said LeRoy T. Carlson, Jr., TDS president and CEO. “U.S. Cellular turned around its customer results and grew its postpaid customer base.  TDS Telecom very successfully executed its broadband strategy and generated strong financial results.

“At U.S. Cellular, our excellent network and competitive devices, plans, and pricing helped drive customer growth.  Customer service levels returned to our normal high standards. We completed our fourth wave of 4G LTE network deployment and now cover 94 percent of our postpaid customers.  And to ensure that the company remains competitive and meets broadband demands, U.S. Cellular’s partners were successful in acquiring meaningful spectrum in the most recent government auction.  Looking ahead, U.S. Cellular is in a strong competitive position and plans to grow its customer base, revenues and improve profitability.

“TDS Telecom performed well in 2014.  The wireline segment continued its targeted fiber deployment and now offers TDS TV service in eighteen markets.  Ongoing cost reductions led to improved profitability.  The BendBroadband acquisition integration has gone smoothly and the entire cable segment has been executing on its strategy to increase residential and commercial broadband penetration while leveraging wireline’s expertise, infrastructure and product set.  While OneNeck IT Solutions did not perform up to our expectations, we are highly confident that growth will accelerate as it executes its mid-market-focused IT outsourcing strategy.  TDS Telecom is well-positioned for continued success in 2015.

“In 2014 TDS continued to execute on its capital allocation strategy by returning $97 million to shareholders through dividends and repurchase of shares.  At the same time, TDS invested $261 million into the business through the purchase of BendBroadband.  Additionally, at the U.S. Cellular level, we have been actively managing the portfolio of assets.  We agreed to sell non-strategic towers for $159 million and entered into exchanges involving licenses with 153 million MHz/pops that will generate $145 million in pre-tax cash.”

2015 Estimated Results

Estimates of full-year 2015 results for U.S. Cellular, TDS Telecom and TDS are shown below.  Such estimates represent management’s view as of February 25, 2015.  Such forward-looking statements should not be assumed to be current as of any future date.  TDS undertakes no duty to update such information, whether as a result of new information, future events or otherwise.  There can be no assurance that final results will not differ materially from such estimated results.

TDS has changed one of the measures which it uses to present estimates of future operating results.  TDS previously presented adjusted income before income taxes, defined as income before income taxes, adjusted for: Depreciation, amortization and accretion; net Loss on impairment of assets (if any); net Gain or loss on sale of business and other exit costs (if any); net Gain or loss on license sales and exchanges (if any); net Gain or loss on investments (if any); and interest expense.  TDS is now presenting Operating cash flow and Adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”), as defined below, which it believes are measures which provide a comprehensive view of TDS’ recurring results of operations.

	2015 Estimated Results and Actual Results for the Year Ended December 31, 2014
	U.S. Cellular		TDS Telecom		TDS(2)
	Estimate	Actual	Estimate	Actual	Estimate	Actual
(Dollars in millions)
Total operating revenues	$4,000-$4,200	$3,893	$1,130-$1,180	$1,088	$5,145-$5,395	$5,009
Operating cash flow (1)	$350-$450	$338	$280-$310	$296	$635-$765	$632
Adjusted EBITDA (1)	$530-$630	$480	$280-$310	$298	$820-$950	$781
Capital expenditures	$600	$558	$220	$208	$830	$771

(1)     Operating cash flow is defined as net income, adjusted for the items set forth in the reconciliation below.  Adjusted EBITDA is defined as net income, adjusted for the items set forth in the reconciliation below.  Operating cash flow and Adjusted EBITDA exclude these items in order to show operating results on a more comparable basis from period to period. From time to time, TDS may exclude other items from Operating cash flow and/or Adjusted EBITDA if such items help reflect operating results on a more comparable basis. TDS does not intend to imply that any such items that are excluded are non-recurring, infrequent or unusual; such items may occur in the future.  Operating cash flow and Adjusted EBITDA are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”) and should not be considered as alternatives to net income as indicators of the company’s operating performance or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity. TDS believes Operating cash flow and Adjusted EBITDA are useful measures of TDS’ operating results before significant recurring non-cash charges, gains and losses, and other items as indicated below. The following tables provide a reconciliation to Operating cash flow and Adjusted EBITDA for 2015 estimated results and year ended December 31, 2014 actual results:

	2015 Estimated and Actual Results for the Year Ended December 31, 2014
	U.S. Cellular		Telecom		TDS (2)
	Estimate (3)	Actual	Estimate (3)	Actual	Estimate (3)	Actual
(Dollars in millions)
Net income (loss) (GAAP)	N/A	($47)	N/A	($24)	N/A	($147)
Add back:
Income tax expense (benefit)	N/A	($12)	N/A	$18	N/A	($5)
Income (loss) before income taxes (GAAP)	($10)-$90	($59)	$45-$75	($7)	($25)-$105	($153)
Add back:
Interest expense	$85	$57	—	($1)	$145	$111
Depreciation, amortization and accretion expense	$545	$606	$235	$220	$790	$837
EBITDA	$620-$720	$605	$280-$310	$212	$910-$1,040	$796
Add back:
Loss on impairment of assets	—	—	—	$84	—	$88
(Gain) loss on sale of business and other exit costs, net	($105)	($33)	—	($2)	($105)	($16)
(Gain) loss on license sales and exchanges	—	($113)	—	—	—	($113)
(Gain) loss on assets disposals, net	$15	$21	—	$5	$15	$27
Adjusted EBITDA (4)	$530-$630	$480	$280-$310	$298	$820-$950	$781
Deduct:
Equity in earnings of unconsolidated entities	($130)	($130)	—	—	($130)	($132)
Interest and dividend income	($50)	($12)	—	($2)	($55)	($17)
Operating cash flow (5)	$350-$450	$338	$280-$310	$296	$635-$765	$632

(2)     The TDS column includes U.S. Cellular, TDS Telecom and also the impacts of consolidating eliminations, corporate operations and non-reportable segments, all of which are not presented above.

(3)     In providing 2015 Estimated Results, TDS has not completed the above reconciliation to net income because it does not provide guidance for income taxes. TDS believes that the impact of income taxes cannot be reasonably predicted; therefore, the company is unable to provide such guidance. Accordingly, a reconciliation to net income is not available without unreasonable effort.

(4)     Adjusted EBITDA (new measure) equals adjusted income before income taxes (previous measure) excluding gain or loss on asset disposals, net. See Adjusted EBITDA reconciliation for full year 2014, 2013, and 2012 actual results on the company’s website at investors.tdsinc.com.

(5)     A reconciliation of Operating cash flow (Non-GAAP) to operating income (GAAP) for full year 2014, 2013, and 2012 actual results can be found on the company's website at investors.tdsinc.com.

Stock Repurchase Summary

TDS began repurchasing stock under its $250 million repurchase authorization on Aug. 5, 2013.   The following represents repurchases of TDS Common Shares.

Repurchase Period	# Shares	Cost (in millions)
2014 (fourth quarter)	312,009	$7.3
2014 (third quarter)	421,322	$10.7
2014 (second quarter)	650,628	$17.3
2014 (first quarter)	157,891	$3.8

2014 (full year)	1,541,850	$39.1
2013 (full year)	338,851	$9.7
Total	1,880,701	$48.8

Conference Call Information

TDS will hold a conference call on Feb. 25, 2015 at 9:30 a.m. CST.

•          Access the live call on the Events & Presentations page of investors.tdsinc.com  or at  http://www.videonewswire.com/event.asp?id=101572.

•         Access the call by phone at 877-407-8029 (US/Canada), no pass code required.

Before the call, certain financial and statistical information to be discussed during the call will be posted to investors.tdsinc.com. The call will be archived on the Events & Presentations page of investors.tdsinc.com.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 1000TM company, provides wireless; wireline and cable broadband, TV and voice; and hosted and managed services to approximately 6.0  million customers nationwide through its business units, U.S. Cellular, TDS Telecom, OneNeck IT Solutions, Baja Broadband and BendBroadband. Founded in 1969 and headquartered in Chicago, TDS employed 10,600 people as of Dec. 31, 2014.

Visit www.tdsinc.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Contacts

Jane McCahon, Vice President, Corporate Relations and Corporate Secretary

312- 592-5379

jane.mccahon@tdsinc.com

Julie Mathews, Investor Relations Manager

312- 592-5341

 julie.mathews@tdsinc.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of any pending acquisition and divestiture transactions,  including, but not limited to, the ability to obtain regulatory approvals, successfully complete the transactions and the financial impacts of such transactions; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets;  pending and future litigation; changes in income tax rates, laws, regulations or rulings; changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of wireless devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K Current Report used by TDS to furnish this press release to the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit:

TDS: www.tdsinc.com

U.S. Cellular: www.uscellular.com

TDS Telecom: www.tdstelecom.com

OneNeck IT Solutions: www.oneneck.com

United States Cellular Corporation
Total Markets* Summary Operating Data (Unaudited)

As of or for the Quarter Ended	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Retail Customers
Postpaid
Total at end of period	4,298,000	4,200,000	4,148,000	4,174,000	4,267,000
Gross additions	302,000	251,000	190,000	197,000	176,000
Net additions (losses)	98,000	52,000	(26,000)	(93,000)	(71,000)
ARPU (1)	$56.51	$56.37	$56.82	$57.59	$53.53
ARPA (2)	$136.13	$132.99	$131.95	$132.03	$121.21
Churn rate (3)	1.6%	1.6%	1.7%	2.3%	1.9%
Smartphone penetration (4)	59.8%	57.9%	55.3%	53.1%	50.8%
Prepaid
Total at end of period	348,000	350,000	352,000	356,000	343,000
Gross additions	60,000	64,000	65,000	85,000	63,000
Net additions (losses)	(2,000)	(2,000)	(4,000)	13,000	(26,000)
ARPU (1)	$35.33	$34.40	$34.02	$32.22	$31.66
Churn rate (3)	5.9%	6.3%	6.5%	6.9%	8.3%
Total customers at end of period	4,760,000	4,674,000	4,653,000	4,684,000	4,774,000
Billed ARPU (1)	$53.63	$53.24	$53.36	$53.93	$50.25
Service revenue ARPU (1)	$60.10	$60.92	$60.32	$60.19	$57.05
Smartphones sold as a percent of total handsets sold	86.5%	80.8%	79.0%	78.2%	84.5%
Total population
Consolidated markets (5)	50,906,000	54,817,000	54,817,000	54,817,000	58,013,000
Consolidated operating markets (5)	31,729,000	31,729,000	31,729,000	31,729,000	31,759,000
Market penetration at end of period
Consolidated markets (6)	9.4%	8.5%	8.5%	8.5%	8.2%
Consolidated operating markets (6)	15.0%	14.7%	14.7%	14.8%	15.0%
Capital expenditures (000s)	$181,655	$142,452	$143,927	$89,581	$208,135
Total cell sites in service	6,220	6,209	6,183	6,165	6,975
Owned towers	4,281	4,487	4,457	4,448	4,448

*         Represents U.S. Cellular’s consolidated markets. These results include markets which U. S. Cellular currently consolidates, or previously consolidated in the periods presented, and are not adjusted in prior periods for subsequent divestitures or deconsolidations.

Refer to U.S. Cellular’s Form 8-K filed on February 26, 2014 for pro forma financial information related to the Divestiture Transaction and the NY1 and NY2 Deconsolidation for the three and twelve months ended December 31, 2013, as if the transactions had occurred at the beginning of the period.

United States Cellular Corporation
Core* Markets Summary Operating Data (Unaudited)

As of or for the Quarter Ended	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Retail Customers
Postpaid
Total at end of period	4,298,000	4,200,000	4,148,000	4,174,000	4,267,000
Gross additions	302,000	251,000	190,000	197,000	176,000
Net additions (losses)	98,000	52,000	(26,000)	(93,000)	(71,000)
ARPU (1)	$56.51	$56.37	$56.82	$57.59	$53.53
ARPA (2)	$136.13	$132.99	$131.95	$132.03	$121.21
Churn rate (3)	1.6%	1.6%	1.7%	2.3%	1.9%
Smartphone penetration (4)	59.8%	57.9%	55.3%	53.1%	50.8%
Prepaid
Total at end of period	348,000	350,000	352,000	356,000	343,000
Gross additions	60,000	64,000	65,000	85,000	63,000
Net additions (losses)	(2,000)	(2,000)	(4,000)	13,000	(26,000)
ARPU (1)	$35.33	$34.40	$34.02	$32.22	$31.66
Churn rate (3)	5.9%	6.3%	6.5%	6.9%	8.3%
Total customers at end of period	4,760,000	4,674,000	4,653,000	4,684,000	4,774,000
Billed ARPU (1)	$53.63	$53.24	$53.36	$53.93	$50.25
Service revenue ARPU (1)	$60.10	$60.92	$60.32	$60.19	$57.05
Smartphones sold as a percent of total handsets sold	86.5%	80.8%	79.0%	78.2%	84.5%
Total population
Consolidated markets (5)	50,906,000	54,817,000	54,817,000	54,817,000	58,013,000
Consolidated operating markets (5)	31,729,000	31,729,000	31,729,000	31,729,000	31,759,000
Market penetration at end of period
Consolidated markets (6)	9.4%	8.5%	8.5%	8.5%	8.2%
Consolidated operating markets (6)	15.0%	14.7%	14.7%	14.8%	15.0%
Capital expenditures (000s)	$181,655	$142,452	$143,927	$89,581	$211,247
Total cell sites in service	6,220	6,209	6,183	6,165	6,161
Owned towers	3,951	3,922	3,892	3,883	3,883

*      U.S. Cellular’s Core Markets excludes the results of the Divestiture Markets and NY1 and NY2 Partnerships for the periods presented.

Refer to U.S. Cellular’s Form 8-K filed on February 26, 2014 for pro forma financial information related to the Divestiture Transaction and the NY1 and NY2 Deconsolidation for the three and twelve months ended December 31, 2013, as if the transactions had occurred at the beginning of the period.

(1)     Average Revenue Per User (“ARPU”) metrics are calculated by dividing a revenue base by an average number of customers by the number of months in the period.  These revenue bases and customer populations are shown below:

a.        Postpaid ARPU consists of total postpaid service revenues and postpaid customers.

b.        Prepaid ARPU consists of total prepaid service revenues and prepaid customers.

c.         Billed ARPU consists of total postpaid, prepaid and reseller service revenues and postpaid, prepaid and reseller customers.

d.        Service revenue ARPU consists of total postpaid, prepaid and reseller service revenues, inbound roaming and other service revenues and postpaid, prepaid and reseller customers.

(2)     Average Revenue Per Account (“ARPA”) metric is calculated by dividing total postpaid service revenues by the average number of postpaid accounts by the number of months in the period.

(3)     Churn metrics represent the percentage of the postpaid or prepaid customers that disconnect service each month. These metrics represent the average monthly postpaid or prepaid churn rate for each respective period.

(4)     Smartphones represent wireless devices which run on an Android, Apple, BlackBerry or Windows Mobile operating system, excluding connected devices. Smartphone penetration is calculated by dividing postpaid smartphone customers by total postpaid customers.

(5)     The decrease in the population of consolidated markets is due primarily to the divestiture of the majority of the St. Louis area non-operating market license in March 2014, and certain non-operating licenses in North Carolina in December 2014. Total Population is used only to calculate market penetration of consolidated markets and consolidated operating markets, respectively. See footnote (6) below.

(6)     Market penetration is calculated by dividing the number of wireless customers at the end of the period by the total population of consolidated markets and consolidated operating markets, respectively, as estimated by Claritas.  The increase in consolidated markets penetration is due primarily to a lower denominator as a result of the license divestitures described in footnote (5) above.

TDS Telecom
Summary Operating Data (Unaudited)

Quarter Ended	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
TDS Telecom
Wireline
Residential connections
Voice (1)	335,900	340,300	346,100	348,700	352,100
Broadband (2)	229,200	231,600	232,700	229,000	227,000
IPTV (3)	23,400	20,700	18,200	15,900	13,800
Wireline residential connections	588,500	592,600	597,000	593,600	592,900

Total residential revenue per connection (4)	$41.56	$41.47	$41.05	$40.79	$40.93

Commercial connections
Voice (1)	193,200	199,300	206,200	212,200	218,400
Broadband (2)	24,700	25,300	26,000	26,600	27,100
managedIP (5)	140,200	137,700	133,300	131,000	127,600
Wireline commercial connections	358,100	362,300	365,500	369,800	373,100

Total Wireline connections	946,600	954,900	962,500	963,400	966,000

Cable
Cable Connections
Video (6)	110,400	109,100	69,700	68,700	69,100
Broadband (7)	110,900	106,400	63,200	63,000	61,000
Voice (7)	46,000	41,800	17,800	17,700	17,200
Cable connections	267,300	257,300	150,700	149,400	147,300

(1)     The individual circuit connecting customers to TDS Telecom’s central office facilities.

(2)     The number of customers provided high-capacity data circuits via various technologies, including DSL and dedicated internet circuit technologies.

(3)     The number of customers provided video services using IP networking technology.

(4)     Total residential revenue divided by the average number of total residential connections.

(5)     The number of telephone handsets, data lines and IP trunks providing communications using IP networking technology.

(6)     Generally, a home or business receiving video programming counts as one video connection. In counting bulk residential or commercial connections, such as an apartment building or hotel, connections are counted based on the number of units/rooms within the building receiving service.

(7)     Broadband and voice connections reflect billable number of lines into a building for high speed data and voice services, respectively.

TDS Telecom
Capital Expenditures (000s)

Quarter Ended	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Wireline	$51,400	$34,200	$27,400	$22,900	$46,000
Cable	14,600	7,600	7,200	6,200	7,000
HMS	13,400	9,800	10,600	2,800	9,200
	$79,400	$51,600	$45,200	$31,900	$62,200

Telephone and Data Systems, Inc.
Consolidated Statement of Operations Highlights
Three Months Ended December 31,
(Unaudited, dollars and shares in thousands, except per share amounts)
			Change
	2014	2013	Amount	Percent
Operating revenues
U.S. Cellular	$1,008,744	$902,724	$106,020	12%
TDS Telecom	281,889	271,939	9,950	4%
All Other (1)	6,428	8,854	(2,426)	(27%)
	1,297,061	1,183,517	113,544	10%
Operating expenses
U.S. Cellular
Expenses excluding depreciation, amortization and accretion	939,331	967,005	(27,674)	(3%)
Depreciation, amortization and accretion	140,955	210,371	(69,416)	(33%)
(Gain) loss on asset disposals, net	4,695	14,453	(9,758)	(68%)
(Gain) loss on sale of business and other exit costs, net	(5,136)	(3,140)	(1,996)	(64%)
(Gain) loss on sale of license sales and exchanges	(21,547)	(255,479)	233,932	92%
	1,058,298	933,210	125,088	13%
TDS Telecom
Expenses excluding depreciation, amortization and accretion	205,825	206,097	(272)	—
Depreciation, amortization and accretion	58,394	53,149	5,245	10%
(Gain) loss on asset disposals, net	2,060	336	1,724	>100%
(Gain) loss on sale of business and other exit costs, net	(156)	—	(156)	N/M
	266,123	259,582	6,541	3%
All Other (1)
Expenses excluding depreciation and amortization	4,039	8,597	(4,558)	(53%)
Depreciation and amortization	2,168	2,982	(814)	(27%)
Loss on impairment of assets	3,802	—	3,802	N/M
(Gain) loss on asset disposals, net	150	(38)	188	>(100%)
(Gain) loss on sale of business and other exit costs, net	(1,475)	121	(1,596)	>(100%)
	8,684	11,662	(2,978)	(26%)

Total operating expenses	1,333,105	1,204,454	128,651	11%
Operating income (loss)
U.S. Cellular	(49,554)	(30,486)	(19,068)	(63%)
TDS Telecom	15,766	12,357	3,409	28%
All Other (1)	(2,256)	(2,808)	552	20%
	(36,044)	(20,937)	(15,107)	(72%)
Investment and other income (expense)
Equity in earnings of unconsolidated entities	23,767	32,411	(8,644)	(27%)
Interest and dividend income	7,194	2,407	4,787	>100%
Gain (loss) on investment	—	29	(29)	N/M
Interest expense	(27,622)	(25,603)	(2,019)	(8%)
Other, net	(164)	169	(333)	>(100%)
Total investment and other income (expense)	3,175	9,413	(6,238)	(66%)
Loss before income taxes	(32,869)	(11,524)	(21,345)	>(100%)
Income tax expense (benefit)	(12,208)	(4,013)	(8,195)	>(100%)
Net loss	(20,661)	(7,511)	(13,150)	>(100%)
Less: Net income (loss) attributable to noncontrolling interests, net of tax	(4,120)	(1,454)	(2,666)	>(100%)
Net loss attributable to TDS shareholders	(16,541)	(6,057)	(10,484)	>(100%)
TDS Preferred dividend requirement	(12)	(12)	—	—
Net loss available to common shareholders	$(16,553)	$(6,069)	$(10,484)	>(100%)

Basic weighted average shares outstanding	107,995	108,742	(747)	(1%)
Basic earnings (loss) per share attributable to TDS shareholders	$(0.15)	$(0.06)	$(0.09)	>(100%)

Diluted weighted average shares outstanding	107,995	108,742	(747)	(1%)
Diluted earnings (loss) per share attributable to TDS shareholders	$(0.15)	$(0.06)	$(0.09)	>(100%)

(1)     Consists of TDS corporate, intercompany eliminations and all other business operations not included in the U.S. Cellular and TDS Telecom segments.

N/M – Percentage change not meaningful

Telephone and Data Systems, Inc.
Consolidated Statement of Operations Highlights
Twelve Months Ended December 31,
(Unaudited, dollars and shares in thousands, except per share amounts)
			Change
	2014	2013	Amount	Percent
Operating revenues
U.S. Cellular	$3,892,747	$3,918,836	$(26,089)	(1%)
TDS Telecom	1,088,312	947,003	141,309	15%
All Other (1)	28,379	35,397	(7,018)	(20%)
	5,009,438	4,901,236	108,202	2%
Operating expenses
U.S. Cellular
Expenses excluding depreciation, amortization and accretion	3,554,494	3,439,830	114,664	3%
Depreciation, amortization and accretion	605,997	803,781	(197,784)	(25%)
(Gain) loss on asset disposals, net	21,469	30,606	(9,137)	(30%)
(Gain) loss on sale of business and other exit costs, net	(32,830)	(246,767)	213,937	87%
(Gain) loss on license sales and exchanges	(112,993)	(255,479)	142,486	56%
	4,036,137	3,771,971	264,166	7%
TDS Telecom
Expenses excluding depreciation, amortization and accretion	792,687	699,187	93,500	13%
Depreciation, amortization and accretion	219,599	202,701	16,898	8%
Loss on impairment of assets	84,000	—	84,000	N/M
(Gain) loss on asset disposals, net	4,754	283	4,471	>100%
(Gain) loss on sale of business and other exit costs, net	(2,357)	—	(2,357)	N/M
	1,098,683	902,171	196,512	22%
All Other (1)
Expenses excluding depreciation and amortization	30,095	34,077	(3,982)	(12%)
Depreciation and amortization	10,936	11,595	(659)	(6%)
Loss on impairment of assets	3,802	―	3,802	N/M
(Gain) loss on asset disposals, net	308	(48)	356	>(100%)
(Gain) loss on sale of business and other exit costs, net (2)	19,341	(53,889)	73,230	>(100%)
	64,482	(8,265)	72,747	>(100%)

Total operating expenses	5,199,302	4,665,877	533,425	11%
Operating income (loss)
U.S. Cellular	(143,390)	146,865	(290,255)	>(100%)
TDS Telecom	(10,371)	44,832	(55,203)	>(100%)
All Other (1)	(36,103)	43,662	(79,765)	>(100%)
	(189,864)	235,359	(425,223)	>(100%)
Investment and other income (expense)
Equity in earnings of unconsolidated entities	131,965	132,714	(749)	(1%)
Interest and dividend income	16,957	9,092	7,865	87%
Gain (loss) on investments	―	14,547	(14,547)	N/M
Interest expense	(111,397)	(98,811)	(12,586)	(13%)
Other, net	115	(37)	152	>(100%)
Total investment and other income (expense)	37,640	57,505	(19,865)	(35%)
Income (loss) before income taxes	(152,224)	292,864	(445,088)	>(100%)
Income tax expense (benefit)	(4,932)	126,043	(130,975)	>(100%)
Net income (loss)	(147,292)	166,821	(314,113)	>(100%)
Less: Net income (loss) attributable to noncontrolling interests, net of tax	(10,937)	24,894	(35,831)	>(100%)
Net income (loss) attributable to TDS shareholders	(136,355)	141,927	(278,282)	>(100%)
TDS Preferred dividend requirement	(49)	(49)	—	—
Net income (loss) available to common shareholders	$(136,404)	$141,878	$(278,282)	>(100%)

Basic weighted average shares outstanding	108,485	108,490	(5)	—
Basic earnings (loss) per share attributable to TDS shareholders	$(1.26)	$1.31	$(2.57)	>(100%)

Diluted weighted average shares outstanding	108,485	109,132	(647)	(1%)
Diluted earnings (loss) per share attributable to TDS shareholders	$(1.26)	$1.29	$(2.55)	>(100%)

(1)     Consists of TDS corporate, intercompany eliminations and all other business operations not included in the U.S. Cellular and TDS Telecom segments.

(2)     Due to the Airadigm Transaction, TDS recognized expenses of $20.2 million related to exit and disposal activities in 2014.  In 2013, TDS recognized an incremental gain of $53.5 million compared to U.S. Cellular upon closing of the Divestiture Transaction as a result of lower asset basis in the assets disposed.

N/M – Percentage change not meaningful

Telephone and Data Systems, Inc.
Consolidated Balance Sheet Highlights
(Unaudited, dollars in thousands)

ASSETS

	December 31,	December 31,
	2014	2013
Current assets
Cash and cash equivalents	$471,901	$830,014
Short-term investments	—	50,104
Accounts receivable from customers and others	683,681	731,114
Inventory, net	273,707	244,560
Net deferred income tax asset	107,686	106,077
Prepaid expenses	86,506	87,920
Income taxes receivable	113,708	2,397
Other current assets	29,766	35,151
	1,766,955	2,087,337

Assets held for sale	103,343	16,027

Investments
Licenses	1,453,574	1,423,779
Goodwill	771,352	836,843
Franchise rights	244,300	123,668
Other intangible assets, net	64,499	71,454
Investments in unconsolidated entities	321,729	301,772
Other investments	508	641
	2,855,962	2,758,157

Property, plant and equipment, net
U.S. Cellular	2,728,217	2,856,520
TDS Telecom	1,093,671	984,634
Other	24,237	36,990
	3,846,125	3,878,144

Other assets and deferred charges	334,554	164,482

Total assets	$8,906,939	$8,904,147

Telephone and Data Systems, Inc.
Consolidated Balance Sheet Highlights
(Unaudited, dollars in thousands)

LIABILITIES AND EQUITY

	December 31,	December 31,
	2014	2013
Current liabilities
Current portion of long-term debt	$808	$1,646
Accounts payable	387,125	496,069
Customer deposits and deferred revenues	324,318	289,445
Accrued interest	7,919	6,673
Accrued taxes	46,734	70,518
Accrued compensation	114,549	115,031
Other current liabilities	181,803	212,374
	1,063,256	1,191,756

Liabilities held for sale	21,643	—

Deferred liabilities and credits
Net deferred income tax liability	941,519	862,975
Other deferred liabilities and credits	430,774	458,709

Long-term debt	1,993,586	1,720,074

Noncontrolling interests with redemption features	1,150	536

Equity
TDS shareholders' equity
Series A Common and Common Shares, par value $.01	1,327	1,327
Capital in excess of par value	2,336,511	2,308,807
Treasury shares, at cost	(748,199)	(721,354)
Accumulated other comprehensive loss	6,452	(569)
Retained earnings	2,330,187	2,529,626
Total TDS shareholders' equity	3,926,278	4,117,837

Preferred shares	824	824
Noncontrolling interests	527,909	551,436

Total equity	4,455,011	4,670,097

Total liabilities and equity	$8,906,939	$8,904,147

Balance Sheet Highlights
December 31, 2014
(Unaudited, dollars in thousands)

	U.S.	TDS	TDS Corporate	Intercompany		TDS
	Cellular	Telecom	& Other	Eliminations		Consolidated
Cash and cash equivalents	$211,513	$71,999	$188,389	$	―	$471,901
Affiliated cash investments	―	332,334	―		(332,334)	―
	$211,513	$404,333	$188,389		$(332,334)	$471,901

Licenses, goodwill and other intangible assets	$1,813,589	$857,864	$(137,728)	$	―	$2,533,725
Investment in unconsolidated entities	283,014	3,804	39,657		(4,746)	321,729
Long-term and other investments	―	508	―		―	508
	$2,096,603	$862,176	$(98,071)		$(4,746)	$2,855,962

Property, plant and equipment, net	$2,728,217	$1,093,671	$24,478		$(241)	$3,846,125

Long-term debt:
Current portion	$46	$32	$730	$	―	$808
Non-current portion	1,151,819	1,435	840,332		―	1,993,586
	$1,151,865	$1,467	$841,062	$	―	$1,994,394

Telephone and Data Systems, Inc.

Schedule of Cash and Cash Equivalents and Investments

(Unaudited, dollars in thousands)

The following table presents TDS’ cash and cash equivalents and investments at December 31, 2014 and December 31, 2013.

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$471,901	$830,014

Amounts included in short-term investments (1) (2)
U.S. Treasury Notes	—	50,104

Total cash and cash equivalents and investments	$471,901	$880,118

(1)     Designated as held-to-maturity investments and are recorded at amortized cost in the Consolidated Balance Sheet.

(2)     Maturities are less than twelve months from the respective balance sheet dates.

Telephone and Data Systems, Inc.
Consolidated Statement of Cash Flows
Twelve Months Ended December 31,
(Unaudited, dollars in thousands)
	2014	2013
Cash flows from operating activities
Net income (loss)	$(147,292)	$166,821
Add (deduct) adjustments to reconcile net income to cash flows from operating activities
Depreciation, amortization and accretion	836,532	1,018,077
Bad debts expense	107,861	105,629
Stock-based compensation expense	35,793	30,338
Deferred income taxes, net	71,713	(67,150)
Equity in earnings of unconsolidated entities	(131,965)	(132,714)
Distributions from unconsolidated entities	112,349	127,929
Loss on impairment of assets	87,802	—
(Gain) loss on asset disposals, net	26,531	30,841
(Gain) loss on sale of business and other exit costs, net	(15,846)	(300,656)
(Gain) loss on license sales and exchanges	(112,993)	(255,479)
(Gain) loss on investments	—	(14,547)
Noncash interest expense	1,642	2,463
Other operating activities	(641)	612
Changes in assets and liabilities from operations
Accounts receivable	17,629	(293,729)
Equipment installment plans receivable	(188,829)	(591)
Inventory	(29,149)	(83,536)
Accounts payable	(117,264)	86,028
Customer deposits and deferred revenues	33,952	66,460
Accrued taxes	(122,921)	17,388
Accrued interest	1,277	380
Other assets and liabilities	(71,369)	(9,954)
	394,812	494,610

Cash flows from investing activities
Cash used for additions to property, plant and equipment	(799,496)	(883,797)
Cash paid for acquisitions and licenses	(295,253)	(314,570)
Cash received from divestitures	187,645	811,120
Cash received for investments	50,000	115,000
Federal Communications Commission deposit	(60,000)	—
Other investing activities	7,360	11,594
	(909,744)	(260,653)

Cash flows from financing activities
Issuance of long-term debt	275,000	37
Repayment of borrowing under revolving credit facility	(150,000)	—
Borrowing under revolving credit facility	150,000	—
TDS Common Shares reissued for benefit plans, net of tax payments	(2,019)	9,654
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	830	5,784
Repurchase of TDS Common Shares	(39,096)	(9,692)
Repurchase of U.S. Cellular Common Shares	(18,943)	(18,544)
Dividends paid to TDS shareholders	(58,040)	(55,293)
U.S. Cellular dividends paid to noncontrolling public shareholders	—	(75,235)
Payment of debt issuance costs	(10,215)	(23)
Distributions to noncontrolling interests	(627)	(3,766)
Payments to acquire additional interest in subsidiaries	—	(4,505)
Other financing activities	9,929	7,159
	156,819	(144,424)

Net increase (decrease) in cash and cash equivalents	(358,113)	89,533
Cash and cash equivalents
Beginning of period	830,014	740,481
End of period	$471,901	$830,014

TDS Telecom Highlights
Three Months Ended December 31,
(Unaudited, dollars in thousands)

			Change
	2014	2013	Amount	Percent
Wireline
Operating revenues
Residential	$73,537	$73,045	$492	1%
Commercial	56,676	58,387	(1,711)	(3%)
Wholesale	49,493	48,747	746	2%
Total service revenues	179,706	180,179	(473)	—
Equipment sales	427	820	(393)	(48%)
	180,133	180,999	(866)	—
Operating expenses
Cost of services	64,101	67,159	(3,058)	(5%)
Cost of equipment sold	543	786	(243)	(31%)
Selling, general and administrative expenses	49,101	52,771	(3,670)	(7%)
Depreciation, amortization and accretion	43,123	41,516	1,607	4%
(Gain) loss on asset disposals, net	589	306	283	92%
(Gain) loss on sale of business and other exit costs, net	(156)	—	(156)	N/M
	157,301	162,538	(5,237)	(3%)

Operating income	$22,832	$18,461	$4,371	24%

Cable
Operating revenues
Residential	$34,588	$17,374	$17,214	99%
Commercial	8,761	4,147	4,614	>100%
	43,349	21,521	21,828	>100%
Operating expenses
Cost of services	19,265	10,547	8,718	83%
Selling, general and administrative expenses	13,564	5,870	7,694	>100%
Depreciation, amortization and accretion	8,554	4,657	3,897	84%
(Gain) loss on asset disposals, net	1,366	28	1,338	>100%
	42,749	21,102	21,647	>100%

Operating income	$600	$419	$181	43%

HMS
Operating revenues
Service revenues	$27,009	$26,470	$539	2%
Equipment sales	33,136	43,481	(10,345)	(24%)
	60,145	69,951	(9,806)	(14%)
Operating expenses
Cost of services	19,703	17,381	2,322	13%
Cost of equipment sold	28,201	36,516	(8,315)	(23%)
Selling, general and administrative expenses	13,085	15,599	(2,514)	(16%)
Depreciation, amortization and accretion	6,717	6,976	(259)	(4%)
(Gain) loss on asset disposals, net	105	2	103	>100%
	67,811	76,474	(8,663)	(11%)

Operating loss	$(7,666)	$(6,523)	$(1,143)	(18%)

Intercompany revenues	$(1,738)	$(532)	$(1,206)	>(100)%
Intercompany expenses	(1,738)	(532)	(1,206)	>(100)%

Total TDS Telecom operating income	$15,766	$12,357	$3,409	28%

TDS Telecom Highlights
Twelve Months Ended December 31,
(Unaudited, dollars in thousands)

			Change
	2014	2013	Amount	Percent
Wireline
Operating revenues
Residential	$293,302	$293,217	$85	—
Commercial	229,308	229,715	(407)	—
Wholesale	191,976	200,440	(8,464)	(4%)
Total service revenues	714,586	723,372	(8,786)	(1%)
Equipment sales	1,836	3,195	(1,359)	(43%)
	716,422	726,567	(10,145)	(1%)
Operating expenses
Cost of services	256,878	266,635	(9,757)	(4%)
Cost of equipment sold	2,336	3,831	(1,495)	(39%)
Selling, general and administrative expenses	189,956	220,097	(30,141)	(14%)
Depreciation, amortization and accretion	169,044	170,868	(1,824)	(1%)
(Gain) loss on asset disposals, net	2,091	130	1,961	>100%
(Gain) loss on sale of business and other exit costs, net	(2,357)	—	(2,357)	N/M
	617,948	661,561	(43,613)	(7%)

Operating income	$98,474	$65,006	$33,468	51%

Cable
Operating revenues
Residential	$93,985	$29,016	$64,969	>100%
Commercial	22,870	6,867	16,003	>100%
	116,855	35,883	80,972	>100%
Operating expenses
Cost of services	54,265	17,274	36,991	>100%
Selling, general and administrative expenses	36,175	11,054	25,121	>100%
Depreciation, amortization and accretion	23,643	7,571	16,072	>100%
(Gain) loss on asset disposals, net	2,482	28	2,454	>100%
	116,565	35,927	80,638	>100%

Operating income (loss)	$290	$(44)	$334	>100%

HMS
Operating revenues
Service revenues	$109,766	$94,875	$14,891	16%
Equipment sales	148,966	90,741	58,225	64%
	258,732	185,616	73,116	39%
Operating expenses
Cost of services	77,392	60,423	16,969	28%
Cost of equipment sold	126,362	75,991	50,371	66%
Selling, general and administrative expenses	53,020	44,945	8,075	18%
Depreciation, amortization and accretion	26,912	24,262	2,650	11%
Loss on impairment of assets	84,000	—	84,000	N/M
(Gain) loss on asset disposals, net	181	125	56	45%
	367,867	205,746	162,121	79%

Operating loss	$(109,135)	$(20,130)	$(89,005)	>(100)%

Intercompany revenues	$(3,697)	$(1,063)	$(2,634)	>(100)%
Intercompany expenses	(3,697)	(1,063)	(2,634)	>(100)%

Total TDS Telecom operating income (loss)	$(10,371)	$44,832	$(55,203)	>(100)%

Telephone and Data Systems, Inc.
Financial Measures and Reconciliations
(Unaudited, dollars in thousands)

	TDS Consolidated

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Cash flows from operating activities	$(101,399)	$56,710	$394,812	$494,610
Add: Sprint Cost Reimbursement	19,085	9,429	71,097	10,560
Less: Cash used for additions to property, plant and equipment	245,778	252,427	799,496	883,797
Adjusted free cash flow (1)	$(328,092)	$(186,288)	$(333,587)	$(378,627)

(1)     Adjusted free cash flow is defined as Cash flows from operating activities (which includes cash outflows related to the Sprint decommissioning), as adjusted for cash proceeds from the Sprint Cost Reimbursement (which are included in Cash flows from investing activities in the Consolidated Statement of Cash Flows), less Cash used for additions to property, plant and equipment. Adjusted free cash flow is a non-GAAP financial measure which TDS believes may be useful to investors and other users of its financial information in evaluating the amount of cash generated by business operations (including cash proceeds from the Sprint Cost Reimbursement), after Cash used for additions to property, plant and equipment.